    As filed with the Securities and Exchange Commission on December 21, 1998
                                                     Registration No. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              MEDICALCONTROL, INC.
             (Exact name of registrant as specified in its charter)

        Delaware                                        75-2297429
(State of incorporation)                    (I.R.S. employer identification no.)

                        8625 King George Drive, Suite 300
                               Dallas, Texas 75235
                                 (214) 630-6368
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              --------------------
                               Stephanie L. McVay
                                 General Counsel
                              MedicalControl, Inc.
                        8625 King George Drive, Suite 300
                               Dallas, Texas 75235
                                 (214) 630-6368
     (Name, address including zip code, and telephone number, including area code, of agents for service)

                              --------------------
                                    Copy to:
                                 Susan Henderson
                            Crouch & Hallett, L.L.P.
                         717 N. Harwood St., Suite 1400
                               Dallas, Texas 75201
                                 (214) 953-0053

                              --------------------

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]
        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              --------------------

                         CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------
                                                               Proposed              Proposed
                                                               Maximum               Maximum
Title of Each                          Amount                  Offering              Aggregate           Amount of
Class of Securities                    Being                   Price                 Offering            Registration
Being Registered                       Registered              Per Share(1)          Price               Fee
---------------------------------------------------------------------------------------------------------------------
Common Stock,                          465,423
$.01 par value                          shares                 $7.82                 $3,639,608          $1,012

---------------------------------------------------------------------------------------------------------------------

        (1) Estimated solely for purposes of calculating the amount of the registration fee pursuant to the provisions of Rule 457(c).

                              --------------------

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

\

The information in this prospectus is not complete and may be changed. THE SELLING STOCKHOLDERS may not sell these securities until the registration statement is effective. This prospectus is not an offer to sell these securities and we and the Selling Stockholders are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 Subject to Completion, dated December 21, 1998


PROSPECTUS

465,423 SHARES                                              MEDICALCONTROL, INC.
COMMON STOCK                                              8625 King George Drive
                                                                       Suite 300
                                                             Dallas, Texas 75235
                                                                  (214) 630-6368
--------------------------------------------------------------------------------


                                 465,423 SHARES

                              MEDICALCONTROL, INC.

                                 ---------------

      Certain of the stockholders of MedicalControl, Inc. are offering 465,423 shares of the Company's Common Stock. See "Selling Stockholders." The Company will not receive any of the proceeds from the stockholders' sale of their shares.

      YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS SET FORTH IN THIS PROSPECTUS. SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

                                 ---------------

      Our Common Stock is traded on the Nasdaq National Market under the symbol "MDCL." The last reported sale price of our Common Stock on the Nasdaq National Market on December 18, 1998 was $8.00 per share.

                                 ---------------

--------------------------------------------------------------------------------

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION
TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------



                The date of this Prospectus is December 21, 1998.

                                TABLE OF CONTENTS


RISK FACTORS.........................................................................................................2

AVAILABLE INFORMATION................................................................................................7

DOCUMENTS INCORPORATED BY REFERENCE..................................................................................8

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS....................................................................8

THE COMPANY..........................................................................................................9

SELLING STOCKHOLDERS................................................................................................11

PLAN OF DISTRIBUTION................................................................................................12

LEGAL MATTERS.......................................................................................................13

EXPERTS  ...........................................................................................................13

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
         FOR SECURITIES ACT LIABILITY...............................................................................13

                                  RISK FACTORS

           We wish to caution you that the following important factors, among others, could cause the actual results of MedicalControl to differ materially from those indicated by forward-looking statements made in this Prospectus. Such forward-looking statements are generally accompanied by words such as "believes," "anticipates," "estimate," "predict" or "expect" and similar expressions that convey the uncertainty of future events or outcomes. These forward-looking statements involve risks and uncertainties, including but not limited to general business conditions and the impact of competition and other risks detailed below.

RECENT REVENUE DECLINE

           For the year ended December 31, 1997, the Company had a 7% decline in revenues compared to the year ended December 31, 1996. This decrease in the Company's overall revenues is largely due to a decrease in revenues from the Company's preferred provider organization ("PPO") business. This decline in PPO revenues reflect industry-wide trends. One trend is a growing movement away from PPO fees based on the amount of medical care obtained by enrolled members to a fixed monthly fee for each enrolled member regardless of the amount of medical care obtained. The Company has generally found that these fixed fees are less profitable than fees based on the amount of medical care enrolled patients obtain. An additional trend has been high client turnover due to consolidations and mergers of large clients. We believe that these trends can be reversed through increased business from our current PPO clients, obtaining new clients, increased marketing of our other services and products such as PPO management and repricing services and developing new technology for our software products. We cannot assure you that revenue will not further decline or that profitable operations can be sustained on a quarterly or annual basis in the future.

INTEGRATION OF ACQUIRED OPERATIONS

           The Company, through MedicalControl Network Solutions, Inc. ("MedicalControl Network Solutions"), a wholly owned subsidiary, completed the acquisition of Business Health Companies, Inc. ("BHC") in September 1998. As a result of this acquisition, BHC became an indirect, wholly owned subsidiary of the Company, and the Company began the integration of the operations and management of BHC into the Company's existing business. We expect to continue the integration of marketing, client services and related support activities of BHC into our operations throughout fiscal 1999. We may not be able to complete this integration successfully. The operating history of BHC on a stand-alone basis cannot necessarily be regarded as indicative of our prospects on a consolidated basis. Accordingly, we cannot assure you that the Company and BHC will achieve the growth in revenues or sustain revenues at a level consistent with the historical results achieved by the Company and BHC on a stand-alone basis.

DEPENDENCE ON KEY CLIENTS

           The Company has contracts with several key clients, which account for a substantial portion of its total revenues. The Company's two largest clients, in the aggregate, accounted for approximately 18%, 17%, and 12%, respectively, of the Company's net revenues for the fiscal years ended December 31, 1997, 1996 and 1995. The loss of any one or more of these principal customers could have a material adverse effect on the operating results of the Company. Subject to anticipated fluctuations in the relative contribution of each of these clients, we expect that the combined volume of these clients as a percentage of revenues through 1998 will be comparable with prior periods. Although we cannot assure you for certain, we do not expect the net results of the change in volumes of these clients to have a material effect on our results from operation.

COMPETITION

           We compete with national, regional and local organizations who have developed PPOs and third party administration businesses ("TPAs") as well as with major insurance carriers. The industry is highly competitive and significant consolidation has occurred within the industry, creating stronger competitors. The current competitive environment may limit our ability to price our products at levels we believe are appropriate. The Company's managed care subsidiaries also face competition from hospitals, healthcare facilities and other healthcare providers who have combined and formed their own networks to contract directly with employer groups and other prospective customers for the delivery of healthcare services. Large employer groups have demanded a variety of healthcare options, such as traditional indemnity insurance, health maintenance organizations ("HMOs"), point-of-service plans and PPOs, offered either through self-funding or third parties. We compete with providers of all of these products, many of which have substantially greater financial resources than we do. We believe that a limited number of companies provide all of the services offered by us within the geographic areas in which we presently operate. The Company's managed care subsidiaries may encounter competition from companies with broader networks, narrower networks (which allow for greater cost control and lower prices), greater market share or more established marketplace name or reputation. These competitive factors could adversely effect the Company's financial results. The Company's TPA subsidiary may encounter competition from larger TPAs with greater resources and regional TPAs with greater market penetration. All subsidiaries of the Company will be subject to significant competition in any new geographic areas they may enter.

           "Indemnity insurance" is the "traditional" insurance plan that pays specific benefits to an insured individual to reimburse them for a portion of the cost of medical care. Reimbursement for medial care in this situation is based on the providers' regular charges to the public and the insureds are not limited with regard to choice of providers. HMOs are managed healthcare plans that require its members, with the exception of certain medical emergency situations, to use the services of specific designated physicians, hospitals or other providers for their healthcare needs. Restriction of access to a limited number of providers allows the HMO to control the utilization of services and resources in the delivery of care. One method used by HMOs to reward providers with cost-effective management of care is through "capitation." "Capitation" is a provider payment method that reimburses each provider a fixed monthly fee per member per month for the total cost of all care for enrolled patients regardless of use. "Point of service" plans offer an individual the choice of seeking services from a participating provider or any other provider of their choice each time services are rendered. Patients who choose a participating provider to provide healthcare services will receive a higher level of reimbursement than patients choosing a non-participating provider. "Preferred provider organizations", including our PPO subsidiary, offer employers and healthcare purchasers access to a broad network of facilities and physicians who have agreed, by contract, to provide services at a fixed rate or at discounted rates from their standard fees. In such PPO arrangements, the cost of care is borne by the self-insured employer or benefit plan and not the PPO.

           The major competitors of the Company vary depending on the product or services or the market served by the Company on behalf of its particular clients. In general, the Company typically encounters competition from large insurance companies, national and local TPAs, national, regional and local PPOs and Blue Cross plans when the Company solicits new clients for business.

GOVERNMENT REGULATION AND HEALTHCARE REFORM

           PPOs are currently not highly regulated. Since 1993, many competing proposals have been introduced in Congress and various state legislatures have called for general healthcare market reforms to insure access to quality healthcare services. These reforms relate to certain "patient rights," network or healthcare quality and the measurement and reporting of certain quality indicators. These reforms could have a negative impact on limiting certain practices, introducing new liability exposures and increasing cost as a result of required quality measures or reporting. We cannot predict what additional healthcare reform legislation, if any, will ultimately be implemented or whether other changes in the administration or interpretation of governmental healthcare programs will occur. We cannot predict if proposals calling for broad insurance market reform will be reintroduced in Congress or in any state legislature in the future, or if any such proposals may be enacted. At both the federal and state levels, interest is growing in legislation to regulate how managed care companies interact with providers and health plan members. We cannot predict what effect federal or state healthcare legislation or private sector initiatives will have on our PPO or TPA operations, although we believe we may benefit from some proposals which favor the growth of managed care. We cannot assure you that future healthcare reforms or PPO regulations will not be adopted which would have a material adverse effect on us.

           The Employee Retirement Income Security Act of 1974 ("ERISA"), governing employee benefit plans, permitted employers, among other mandates, to self-insure their health insurance by acting as a quasi-insurer. The application of ERISA is being narrowed by the courts, which limits its protections for our TPA subsidiary. Employers viewed the ability to underwrite their own health claims as a result of ERISA as an opportunity to better control healthcare costs. The United States Department of Labor regulates TPAs and has adopted strict, enforceable guidelines for the operation of TPAs. In addition, TPAs are subject to licensing and regulation on the state level. Typically, the only state requirements are a completed application and proof of a fidelity bond in the amount of $500,000. The Company's wholly owned subsidiary, Diversified Group Administrators, Inc. ("DGA") is licensed as a TPA in the states of Texas, Pennsylvania, Tennessee, California, Illinois, Kentucky, West Virginia and New Mexico and has filed for ERISA exemptions where required.

           We anticipate that federal and state legislatures will continue to review and consider alternative healthcare solutions and payment methods. We are unable to determine to what extent PPOs and TPAs will be subject to any managed care initiatives of the federal and state governments or private sector initiatives, as there is increasing emphasis on market-driven modifications. Also, we are unable to determine the favorable or unfavorable impact, if any, such initiatives would have on our operations.

DEPENDENCE ON HEALTHCARE PROVIDERS

           The Company's PPO profitability and long-range business plans are dependent upon attracting and retaining qualified physicians, hospitals and other healthcare providers under contract and preferred pricing terms which permit the Company to compete with other managed care companies and insurance companies on favorable terms. We believe there is increasing competition from HMOs, PPOs and other healthcare plans for physicians, hospitals and other healthcare providers. We cannot assure you that we will be successful in maintaining existing relationships or attracting necessary healthcare providers.

CANCELLATION RIGHTS ON CONTRACTS

           Although the Company generally enters into written contracts with its clients, the majority of such contracts, including the contracts with the Company's major clients, permit cancellation upon 30 to 90 days' notice. Additionally, the Company's contracts with its clients do not require minimum payments or minimum levels of services. The exercise of these cancellation rights or a significant reduction in the volume of services by the Company's largest clients or by a number of the Company's other clients could have a material adverse effect on the Company. See "Risk Factors - Dependence on Key Clients." Clients representing approximately $3,000,000 of 1996 and 1997 revenues and $685,000 of 1998 revenues have terminated their contracts with the Company during 1997 and 1998. We believe that we will be able to replace this revenue through increased penetration of current clients, new PPO and TPA business development in 1998 and marketing of our repricing and administrative services business and external growth. We cannot assure you that we will maintain our current client relationships or that our clients will not decrease their volume or change their fee structure.

DEPENDENCE ON COMPANY'S SENIOR MANAGEMENT

           The Company's success depends to a significant extent upon J. Ward Hunt, President and Chief Executive Officer, and Robert O. Brooks, Executive Vice President and Chief Operating Officer. Neither Mr. Hunt nor Mr. Brooks is currently subject to an employment agreement and we cannot assure you that either of them will remain our employees in the future. The loss of Mr. Hunt's or Mr. Brooks' services could have a material adverse effect on us. We do not carry key man life insurance on the life of Mr. Hunt or Mr. Brooks. We believe that our future success will also depend on our ability to continue to attract and retain key employees. Competition for qualified personnel in our industry is intense.

MANAGEMENT INFORMATION SYSTEMS; PROPRIETARY TECHNOLOGY

           Our management information systems are critical to our operations because the information from our information systems allow us to negotiate price discounts for provider services, monitor network utilization and perform other client services. In addition, these systems are critical to the timely, efficient processing and/or review of provider claims. We rely on a combination of trade secrets and copyright protections to establish and protect our proprietary rights to these information systems. We cannot assure you, however, that the legal protections and the precautions taken by us will be adequate to prevent misappropriation of our technology. In addition, these protections and precautions will not prevent development by independent third parties of competitive technology or products, and some companies have already developed products which, to some extent, perform functions similar to those performed by our information systems.

RELIANCE ON DATA PROCESSING AND YEAR 2000 COMPLIANCE

           Certain aspects of our business are dependent upon our ability to store, retrieve, process and manage data and to maintain and upgrade our data processing capabilities. Interruption of data processing capabilities for any extended length of time, loss of stored data, programming errors or other computer problems could have a material adverse effect on our business.

           We recognize the need to ensure that our operations will not be adversely impacted by Year 2000 software failures. Accordingly, we have been evaluating the impact of the Year 2000 on our services offerings as well as our internal systems and hardware. Relative to our services offerings, all current versions of our products are designed to be "Year 2000" compliant. Accordingly, we do not currently believe that the effects of any Year 2000 non-compliance in our installed services offerings will result in any material adverse impact on our business or financial condition. As to our own internal software systems and hardware, we have identified and are currently reviewing all key applications and systems. We believe there is no significant exposure to us related to the Year 2000 issue.

           We cannot assure you that the Company will not be exposed to potential claims resulting from system problems associated with the century change. In addition, we cannot know for certain that issues will not arise or that any costs will not exceed current expectations. Any difficulties in reviewing claims in a timely manner may adversely affect the Company's ability to attract and retain clients and/or healthcare providers and may also adversely affect the Company's ability to monitor its financial and operational performance.

CONTROL OF THE COMPANY

           Currently, The Answer Partnership, Ltd. owns 2,640,000 shares, or 65%, of the Company's Common Stock. As a result, The Answer Partnership, Ltd. in essence elects the entire Board of Directors of the Company and controls the direction and operations of the Company. J. Ward Hunt, President of the Company, controls The Answer Partnership, Ltd. due to his position as its managing partner.

CONFLICTS OF INTEREST

           The Company was a party to a loan arrangement with Mr. Hunt, the Company's Chairman of the Board, principal shareholder, President and Chief Executive Officer. This loan was discharged in full effective November 1998 by Mr. Hunt surrendering shares of the Company's common stock to the Company having a fair market value equal to the outstanding amount of the loan. From time to time, the officers and directors of the Company may be faced with potential conflicts of interest between the Company and Mr. Hunt. The officers and directors of the Company are limited only by their fiduciary duty under

Delaware law to conduct themselves in a manner that is fair to the shareholders of the Company, the requirements under Delaware law of disclosure to the Board of Directors of transactions that involve interested director(s) and approval by a majority of the disinterested directors, and disclosure of interested transactions to shareholders (for transactions that require shareholder approval) and approval by a majority of the disinterested shareholders (for transactions that require shareholder approval). Management undertakes to abide by Delaware law and its fiduciary duty of fairness to shareholders. We have established no other guidelines or procedures for resolving potential conflicts. Failure by management to resolve conflicts of interest in favor of the Company may have a materially adverse affect on the Company.

POSSIBLE ANTI-TAKEOVER EFFECTS OF CERTAIN CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

           The Company's Certificate of Incorporation and Bylaws contain provisions that may discourage acquisition bids for the Company. The Company has substantial authorized but unissued capital stock available for issuance. The Company's Certificate of Incorporation contains provisions which authorize the Board of Directors, without the consent of stockholders, to issue additional shares of Common Stock and issue shares of Preferred Stock in series, including establishment of the rights, powers and preferences, including voting rights, of holders of the Preferred Stock, and grant authority to the Board to amend the Company's Bylaws. Additionally, the Company's Bylaws empower the Board to increase or decrease the number of directors, subject to certain limitations, and specify that directors will generally hold office until the next annual meeting of stockholders. These provisions may have the effect, either alone or in combination with each other, of (i) limiting the price that certain investors might be willing to pay in the future for the Common Stock, (ii) delaying, deferring or otherwise discouraging an acquisition or change in control of the Company deemed undesirable by the Board of Directors or (iii) adversely affecting the voting power of stockholders who own Common Stock.

                              AVAILABLE INFORMATION

           Medical Control is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission. You may inspect and copy reports, proxy statements and other information concerning the Company at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain copies of such material from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain certain reports, proxy statements and other information filed by the Company at the SEC's World Wide Web site, located at http://www.sec.gov. In addition, you can inspect such material at the offices of The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The following documents, which have been filed by the Company with the SEC, are hereby incorporated by reference in this Prospectus:

         (i) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997;

         (ii) The Company's Reports on Form 10-QSB for the fiscal quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

         (iii) The Company's Report on Form 8-K filed with the SEC on October 9, 1998 as amended by Form 8-K/A filed on November 12, 1998;

         (iv) The description of the Common Stock that is contained in the Company's Registration Statement on Form 8-A, as amended, under the Exchange Act (File No. 1-11922), including any amendments or reports filed for the purpose of updating such descriptions; and

         (v) All other reports and subsequent reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the shares hereunder shall be deemed to be incorporated herein by reference and shall be a part hereof from the date of the filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus.

         We will provide you without charge upon your written or oral request, a copy of the documents incorporated by reference herein, other than exhibits to such documents not specifically incorporated by reference. Please direct such requests to MedicalControl, Inc., 8625 King George Drive, Suite 300, Dallas, Texas 75235, Attention: Stephanie McVay (telephone 214-630-6368).

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         The Company desires to take advantage of the "safe harbor" provisions contained in Section 27A of the Private Securities Litigation Reform Act of 1995 and is including this statement in this Prospectus in order to do so. From time to time the Company's management may wish to make forward-looking statements based upon management expectations, to inform more fully existing and potential shareholders regarding various matters, including without limitation, projections regarding future income, completion of networks, future growth, as well as predictions as to the timing and success of specific projects. These forward-looking statements may be made by MedicalControl from time to time in news releases, reports, proxy statements, registration statements and other written communications as well as oral forward-looking statements made from time to time by representatives of MedicalControl. Such forward-looking statements are generally accompanied by words such as "believes," "anticipates," "estimate," "predict" or "expect" and similar expressions that convey the uncertainty of future events or outcomes.

         The factors identified under the caption "Risk Factors" are believed to be the important factors that could cause actual results to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. The Company cautions that the forward-looking statements are subject to all the risks and uncertainties discussed under the captions "Risk Factors." Such statements are subject to certain risks and uncertainties over which the Company has no control, which could cause actual results to differ materially from those projected. Such forward-looking information could be affected by changes in laws and regulations, interest rates, the rate of sales growth, price and product competition, new product introduction and social and economic conditions, such as increased competition in the managed care or healthcare industry and the amount, type and cost of financing available to the Company. Unpredictable or unknown factors not discussed herein could also have material adverse effects on forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date made. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date thereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures made by the Company in this Prospectus, as well as the Company's periodic reports on Forms 10-KSB, 10-QSB and 8-K filed with the SEC.

                                   THE COMPANY

         MedicalControl is a holding company of healthcare cost management and administrative services companies. We are comprised of four major subsidiaries, MedicalControl Network Solutions which provides managed care services, primarily through its preferred provider networks; DGA which provides third party administration services; ppoONE.com, inc., ("ppoONE.com") which provides repricing and administrative services for third party preferred provider organizations and certain healthcare providers; and Value Check, our new subusidiary. MedicalControl Network Solutions contracts with hospitals, physicians and ancillary providers to provide access to comprehensive healthcare services on behalf of its clients and their employees or members at negotiated, discounted rates. DGA provides employers that self-fund their employee benefit plans a complete range of administrative and consulting services supporting such benefit plans. ppoONE.com has developed a proprietary software system that reprices network provider claims to reflect negotiated terms and provides data analyses, reporting and cost containment information. Value Check, beginning operations January 1, 1999, will provide utilization management services to health plan sponsors effectively managing the utilization of certain higher cost healthcare services.

         Prior to the Company's expansion into claims administration services, the Company had derived its revenues primarily from PPO network access fees. By offering TPA services and other managed care services, the Company positioned itself to more effectively compete with larger insurance companies and other managed care companies by integrating its products so that clients may choose to purchase most of their healthcare administration services from one company. DGA also offers MedicalControl Network Solutions PPO access to appropriate self-insured clients who are candidates for its preferred provider networks.

         Over the past three years, MedicalControl has experienced significant change. MedicalControl has hired a new management team focused on expanding its products and service offerings as well as improving efficiencies and operations. MedicalControl believes one of the keys to meeting its goals for growth is delivering the highest levels of quality customer service. MedicalControl is attempting to meet and to exceed the needs of its customers, while also achieving the Company's internal goals and objectives.

         MedicalControl intends to expand through internal growth of the PPO, through acquisitions and by entering new markets. In September 1998, the Company acquired BHC. The acquisition of BHC yielded the Company's PPO an excellent Houston-area PPO, expanding and improving our state-wide PPO offering. BHC's HHPO network provides superior access, savings and quality. MedicalControl intends to increase the penetration of its target markets by offering clients a more complete range of managed healthcare services designed to minimize the cost of providing employee healthcare and other health benefit programs. MedicalControl is also seeking to expand through acquisitions of other PPOs or related managed care services companies. There can be no assurance that the Company will be able to increase revenues or earnings through acquisitions, operating efficiencies or otherwise.

         DGA provides services to self-funded benefit plans, insurance companies, provider-based organizations and other benefit management organizations. DGA provides complete benefit review, design and administration services to assist and direct comprehensive employee benefit programs and risk management activities. DGA currently administers over 300 self-funded plans, one fully-insured plan and over 50 risk management plans, with clients ranging from 50 to 3,000 employees. Current total covered lives exceed 80,000 located in 49 states. DGA intends to continue to market its products to self-insured employees. In 1998, DGA introduced a new fully insured product available through an insurance company.

         The Company is a Delaware corporation, incorporated in October 1989. Unless the context otherwise requires, the terms the "Company" or "MedicalControl" refer to MedicalControl, Inc. and its wholly owned subsidiaries. Effective January 1, 1998, the Company transferred its managed care operations to MedicalControl Network Solutions and its repricing and administrative services operations to ppoONE.com. All references to operations of MedicalControl Network Solutions or ppoONE.com prior to January 1, 1998 were operations of the Company. The Company's executive offices are located at 8625 King George Drive, Suite 300, Dallas, Texas 75235 and its telephone number is
(214) 630-6368.

                              SELLING STOCKHOLDERS

         The table below sets forth the beneficial ownership of the Company's Common Stock by the selling stockholders (the "Selling Stockholders") at December 1, 1998, and after giving effect to the sale of the shares of Common Stock offered hereby.

         The Selling Stockholders are the former stockholders of BHC which was acquired by the Company in September 1998. The Company paid these stockholders in exchange for their shares of BHC common stock consideration of cash, 270,900 shares of the Company's Common Stock and convertible promissory notes in the aggregate principal amount of $1,000,000 convertible into shares of the Company's Common Stock at the conversion rate of $5.25 per share. These stockholders have agreed not to sell the shares of the Company's Common Stock acquired by them in the BHC acquisition until March 24, 1999.

         Except as indicated otherwise and rights under community property laws, each of the persons named below has sole voting and investment power with respect to the shares of Common Stock beneficially owned by him.


                                                      Shares Owned             Shares Being           Shares Owned
Name                                             Before the Offering (1)          Offered        After the Offering (2)
----                                             -----------------------          -------        ----------------------
                                                  Number         Percent                          Number        Percent
                                                 -------         -------                          ------        -------
Douglas L. Elden                                  66,489          1.5%             66,489           --            --

Donald Richard Huntington (3)                    199,467          4.6             199,467           --            --
        c/o Business Health Companies,
        Inc.
        123 North Post Oak Lane
        Suite 400
        Houston, Texas

Ralph T. Smith, Jr. (3)                          199,467          4.6             199,467           --            --
        c/o Business Health Companies,
        Inc.
        123 North Post Oak Lane
        Suite 400
        Houston, Texas

-----------------------------

(1) Includes an aggregate of 190,477 shares that may be issued upon the conversion of the principal amount of certain promissory notes issued to the former BHC stockholders in connection with the acquisition of BHC by the Company.
(2)     Assumes that all of the shares offered hereby are sold.
(3) Messrs. Huntington and Smith entered into employment agreements with a subsidiary of the Company at the time the acquisition was consummated. Pursuant to these employment agreements, Messrs. Huntington and Smith serve as Senior Vice Presidents of MedicalControl Network Solutions. In addition, Mr. Huntington serves as President and Mr. Smith as Chief Executive Officer of BHC.

         The Company is registering the shares of Messrs. Huntington, Smith and Elden pursuant to certain registration rights granted to them pursuant to the Registration Rights

Agreement executed in connection with the acquisition of BHC. The offering of the shares contemplated hereby will terminate on the earlier of the sale of the shares offered hereby or when these shares may be sold without restriction under Rule 144(k) of the Securities Act of 1933, as amended (the "Securities Act").

                              PLAN OF DISTRIBUTION

         The Company will receive none of the proceeds from this offering. The Company is registering the shares of the Company's Common Stock offered hereby (the "Shares") on behalf of the Selling Stockholders. As used herein, "Selling Stockholders" include donees and pledgees selling shares received from a named Selling Stockholder after the date of this Prospectus. All costs, expenses and fees in connection with the registration of the Shares will be borne by the Company. Brokerage commissions and similar selling expenses, if any, attributable to the sales of the Shares will be borne by the Selling Stockholders.

         Sales of the Shares may be effected by the Selling Stockholders from time to time in one or more types of transactions (which may include block transactions) on The Nasdaq Stock Market, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the Shares, through short sales of the Shares or a combination of such methods of sale, at market prices prevailing at the time of sale or negotiated prices. Such transactions may or may not involve brokers or dealers. The Selling Stockholders and any underwriters, dealers or agents that participate in the distribution of Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

         The Company will pay the costs, expenses and fees incurred in connection with the registration of the Shares, which are estimated to be $20,000 (excluding selling commissions and brokerage fees incurred by the Selling Stockholders). The Company has also agreed to indemnify certain of the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.

         The Selling Stockholders may also resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requires of such Rule.

         At the time a particular offering of Shares is made, a Prospectus Supplement, if required, will be distributed which will set forth the number of Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

         To comply with the securities laws of certain jurisdictions, if applicable, the Shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

In addition, in certain jurisdictions the Shares may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Common Stock of the Company may not simultaneously engage in market-making activities with respect to such Common Stock of the Company during such distribution or for a period of two business days prior to the commencement of such distribution. In addition to and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulations M, which provisions may limit the timing of purchases and sales of any of the Common Stock of the Company by the Selling Stockholders.

                                  LEGAL MATTERS

         The validity of the Common Stock offered hereby is being passed upon by Stephanie L. McVay, Esq., Dallas, Texas.


                                     EXPERTS

         The financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been a updated by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. To the extent that Arthur Andersen LLP audits and reports upon consolidated financial statements of the Company issued at future dates, and consents to the use of their report thereon, such financial statements also will be incorporated by reference herein in reliance upon their reports and said authority.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                          FOR SECURITIES ACT LIABILITY

         The Company has agreed to indemnify its directors in their capacity as directors of the Company against any and all liability and reasonable expense that any and all reasonable expense that may be incurred by the director or directors in connection with or resulting from (a) any threatened, pending or completed action, claim, suit or proceeding, whether civil, criminal, administrative or investigative (each, as "Proceeding"), (b) an appeal in such a Proceeding or (c) any inquiry or investigation that could lead to such a Proceeding, all to the fullest extent permitted by Section 145 of the Delaware General Corporation law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following expenses will be paid by the Company:

Item                                                                                      Amount (1)
----                                                                                      ----------

SEC registration fee                                                                      $    1,012
Nasdaq listing fee                                                                             9,309
Legal fees and expenses                                                                        2,500
Accounting fees                                                                                5,000
Miscellaneous                                                                                  2,179
                                                                                          ----------

    Total                                                                                 $   20,000

--------
(1) All items other than SEC registration fee and Nasdaq listing fee are estimated.

ITEM 15.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law ("Delaware GCL") empowers a corporation, subject to certain limitations, to indemnify its directors and officers against expenses (including attorney's fees, judgments, fines and certain settlements) actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct to have been unlawful. The Registrant's By-laws provide that the Registrant shall indemnify its employees and agents as the Board of Directors may determine from time to time, to the fullest extent permitted by Section 145 of the Delaware GCL.

    Section 102 of the Delaware GCL permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director's liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. The enabling statute provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violations of the law, and the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner. The Registrant's Certificate of Incorporation includes a provision that eliminates, to the fullest extent permitted, director liability for monetary damages for breaches of fiduciary duty.

    The Company has also agreed to indemnify its directors in their capacity as directors of the Company against any and all liability and reasonable expense that may be incurred by the director or directors in connection with or resulting from (a) any threatened, pending or completed action, claim, suit or proceeding, whether civil, criminal, administrative or investigative (each, a "Proceeding"), (b) an appeal in such a Proceeding or (c) any inquiry or investigation that could lead to such a Proceeding, all to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

ITEM 16.     EXHIBITS


   2.1 Stock Purchase Agreement, dated as of September 10, 1998, by and among Business Health Companies, Inc., Douglas L. Elden, Donald Richard Huntington, Ralph T. Smith, Jr., MedicalControl, Inc. and MedicalControl Network Solutions, Inc.(1)

   4.1 Form of convertible subordinated promissory note issued to the former stockholders of Business Health Companies, Inc. (1)

   5.1 Opinion of Stephanie L. McVay, as to the legality of the securities being registered. (2)

  23.1   Consent of Arthur Andersen LLP, independent public accountants. (2)

  23.2   Consent of Stephanie L. McVay. (included in opinion filed as Exhibit
         5.1).

------------------------------

(1) Incorporated by reference from registrant's Report on Form 8-K filed with the Commission on October 9, 1998.
(2) Filed herewith.


ITEM 17.     UNDERTAKINGS.

    (a)      Rule 415 Offering

             The registrant hereby undertakes (1) to file, during any period in which offers or sales are being made of the shares registered hereby, a post-effective amendment to this Registration Statement to include any prospectus required by Section 10(a)(3) of the Securities Act, to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement and include any additional or changed material information on the plan of distribution; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

    (b)      Indemnification for Liability under the Securities Act of 1934

             Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the

    Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas and State of Texas on the 21st day of December, 1998.

                                       MEDICALCONTROL, INC.


                                       By /s/ JOHN WARD HUNT
                                         ---------------------------------------
                                          John Ward Hunt, President and
                                          Chief Executive Officer


                                POWER OF ATTORNEY

    Each of the undersigned hereby appoints John Ward Hunt and Robert O. Brooks and each of them (with full power to act alone), as attorneys and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933 any and all amendments and exhibits to this Registration Statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on December 21, 1998.

Signature                            Title


 /s/ JOHN WARD HUNT
-----------------------------------  President, Chief Executive Officer, Chief
John Ward Hunt                       Financial Officer and Chairman of the Board
                                     of Directors
                                     (Principal Executive Officer)


 /s/ DAVID A. HANSON
-----------------------------------  Vice President, Finance and Accounting
David A. Hanson                      (Principal Financial Officer and Accounting
                                     Officer)

  /s/ ROBERT W. PHILIP
-----------------------------------  Director
Robert W. Philip


 /s/ WILLIAM L. AMOS, JR.
-----------------------------------  Director
William L. Amos, Jr., M.D.

 /s/ D. SAMUEL COATS
-----------------------------------  Director
D. Samuel Coats

                               INDEX TO EXHIBITS


Exhibit
Number              Description
------              -----------

 2.1     Stock Purchase Agreement, dated as of September 10, 1998, by and among Business Health Companies, Inc.,
         Douglas L. Elden, Donald Richard Huntington, Ralph T. Smith, Jr., MedicalControl, Inc. and MedicalControl
         Network Solutions, Inc.(1)

 4.1     Form of convertible subordinated promissory note issued to the former stockholders of Business Health
         Companies, Inc.(1)

 5.1     Opinion of Stephanie L. McVay, as to the legality of the securities being registered.(2)

23.1     Consent of Arthur Andersen LLP, independent public accountants.(2)

23.2     Consent of Stephanie L. McVay. (included in opinion filed as Exhibit 5.1).


------------------------------

(1) Incorporated by reference from registrant's Report on Form 8-K filed with the Commission on October 9, 1998.
(2)     Filed herewith.